UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008

MEDTOX SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11394	95-3863205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 West County Road D, St. Paul, Minnesota	55112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 636-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 20, 2008, the Compensation Committee of the Board of Directors of MEDTOX Scientific, Inc. (the “Company”) adopted resolutions with respect to:

•	the base salaries to be paid to the Company’s executive officers in 2008;

•	annual cash incentive awards with respect to fiscal year 2007 under the Company’s Annual Incentive Plan payable to the Company’s executive officers;

•	annual long-term incentive contribution amounts with respect to fiscal year 2007 under the Company’s Long-Term Incentive Plan (LTIP) for selected officers and non-employee directors;

•	the annual supplemental retirement contribution amount with respect to fiscal year 2008 under the Company’s Supplemental Executive Retirement Plan (SERP) for the Company’s executive officers; and

•	the Company's target financial and performance objectives under the Annual Incentive Plan and the LTIP with respect to fiscal 2008.

Annual Base Salaries for 2008:

The Committee approved 2008 base salaries for the Company’s executive officers to be effective April 1, 2008, as follows: Richard J. Braun, President and Chief Executive Officer: remained at $350,500; Kevin J. Wiersma, Vice President, Chief Financial Officer, and Chief Operating Officer - Laboratories: increased to $219,325; James A. Schoonover, Vice President, and Chief Marketing Officer: increased to $222,376; Susan E. Puskas, Vice President, Quality, Regulatory Affairs, and Human Resources: increased to $219,325; and B. Mitchell Owens, Vice President, and Chief Operating Officer - Diagnostics: increased to $207,506.

Annual Incentive Plan Awards for Fiscal 2007:

The Committee approved annual cash incentive awards with respect to fiscal year 2007 under the Company’s Annual Incentive Plan as follows: Mr. Braun: $453,404; Mr. Schoonover: $137,638; Ms. Puskas: $135,750; Mr. Wiersma: $135,750; and Mr. Owens: $128,434. These awards were determined based on the Company’s attainment of certain financial objectives related to revenue growth, operating income and operating cash flows during 2007.

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Long-Term Incentive Plan Incentive Contribution Amounts for Fiscal 2007

The Committee approved the following annual long-term incentive contribution amounts under the LTIP for fiscal 2007 for the following executive officers and non-employee directors: Mr. Braun: $453,404; Mr. Schoonover: $137,638; Ms. Puskas: $135,750; Mr. Wiersma: $135,750; Mr. Owens: $128,434; and Directors: Brian P. Johnson: $20,000; Robert J. Marzec: $22,000; Samuel C. Powell: $16,000; and Robert A. Rudell: $22,000.

The annual contribution amounts for the Company’s executive officers were based upon previously established performance objectives determined by the Committee.

Non-employee directors receive 50% of their annual retainer in the form of an annual LTIP contribution. In addition, a non-employee director who serves as a chairperson of the Corporate Governance and Nominating Committee receives an additional contribution to the LTIP of $4,000; the chairpersons of the Audit Committee and the Compensation Committee, $6,000.

All LTIP participants can allocate their awards to investment options authorized by the Committee which may include shares of Company common stock. If the participant chooses the Company common stock option, each such officer or director will receive the contributed amount in such stock, to be purchased by the Company in open market or in private transactions and held in trust for the officer or director. All investments held for both officers and directors are subject to a three to five year restriction period with a risk of forfeiture if a participant terminates service during the restricted period for any reason other than death, disability, retirement, involuntary termination other than for cause, or change in control. The Committee, in its sole discretion, may accelerate the vesting of the annual long-term incentive contribution amount with regard to one or more Plan Years.

Supplemental Executive Retirement Plan Contribution Amounts for Fiscal 2008:

The Committee approved an annual contribution to the supplemental executive retirement plan for fiscal 2008 of $152,500 for Richard J. Braun; $20,500 for James A. Schoonover; $15,500 for Kevin J. Wiersma; $20,500 for Susan E. Puskas; and $20,500 for B. Mitchell Owens. All participants elected to allocate the amount credited to his/her participant account with respect to the 2008 plan year into an investment option consisting of a privately managed investment fund or to the First American Treasury Obligations Fund. In accordance with the plan, the future payment of benefits will be distributed to the participants in either a lump sum, or in annual installment payments of at least two years, but not more than ten years, in accordance with the election made by the participants.

Target Financial Objectives for Fiscal Year 2008 under the Annual Incentive Plan and LTIP:

The Committee approved weighted target financial objectives for the Company’s 2008 Annual Incentive Plan and LTIP. Awards will be based on the target payouts set forth below, which are expressed as a percentage of base salary. Specific payments to individuals could exceed the following targets if the Company achieves more than 100% of its target financial objectives, but in no event will the Annual Incentive Payment or LTIP individually exceed two times base salary.

Title	Target Payout%
Chief Executive Officer	100%
Vice President	50%

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Employees must be employed by the Company as of December 31, 2008, and at the time of the awards in order to participate in the Plans, and awards may be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2008. The Chief Executive Officer will recommend individual awards for all participating employees (except for the Chief Executive Officer) for approval by the Committee based on an assessment of each individual’s performance. The Committee may approve or disapprove any recommended awards in whole or in part in its sole discretion. The Committee shall determine the award for the Chief Executive Officer based on an assessment of his performance for 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTOX Scientific, Inc.

Date: February 25, 2008	By:	/s/ Richard J. Braun
Name:	Richard J. Braun
Title:	Chief Executive Officer

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